EXHIBIT 10.1

One Technology Drive / P.O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605 / Fax: 860.779.5777

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

To: Ms. Helen, Zhang Wei

Dear Helen,

We would like to inform you the following changes on your contract extension:

Position/Term
a.Your assignment in the capacity of Asia President & Senior Strategic Advisor will be extended and this letter will be effective as of April 1st, 2020. You will have a reporting relationship to Bruce Hoechner, President and Chief Executive Officer, during the extended course of your assignment of April 1st 2020 to June 30th 2020.
b.The assignment will be reviewed six weeks before the expiration. It can be extended based on the mutual agreement between company and the employee.

Scope and Responsibilities
a.Lead the Asian Leadership team in driving the Asian manufacturing footprint project(s) identified by the Vice President and General Manager of the PES business unit;
b.Continue to coach and mentor the Asia leadership team members; and
c.Maintain high level relationships with local authorities in China.

Working Hours and Locations
a.You are required to work 20 hours per week which is subject to business needs; and
b.You are eligible for work from home and you may also use Rogers’ offices as your workplace.

Compensation/Benefits
a.Your base salary is RMB115,000 per month before tax and subject to any income tax required by government;
b.You are not eligible for the Annual Incentive Compensation Plan (AICP) or Long Term Incentive Compensation (LTI) during this assignment; and
c.You will continue to be eligible for RMB35,000 per month home and gasoline allowances during this assignment.

EXHIBIT 10.1

We look forward to your continued success in this assignment. If during the assignment you feel you are running into unexpected difficulties not addressed in this letter, please contact me. The success of your assignment is important to Rogers, and we want to ensure that the experience is a positive one for you.

Date: April 13, 2020

Sincerely,	Received and accepted:

/s/ Bruce Hoechner	/s/ Wei Zhang
Bruce Hoechner	Helen, Zhang Wei 张巍
President and Chief Executive Officer	Asia President & Senior Strategic Advisor

CC: Ben Buckley
Grace Gu
2